FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

PRESIDENT AND COO JOHN KISPERT TO LEAVE KLA-TENCOR

MILPITAS, Calif.-Aug. 28, 2008-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that President and Chief Operating Officer (COO) John Kispert will be leaving KLA-Tencor at the end of calendar year 2008. Kispert's management responsibilities will be assumed by KLA-Tencor's Chief Executive Officer, Rick Wallace.

Since joining KLA-Tencor in 1995, Kispert has held several positions throughout various divisions of the company. Most recently, Kispert has served as president and COO since January 2006 and also as interim chief financial officer since March 2008. Kispert's responsibilities as CFO will be assumed by KLA-Tencor's newly appointed CFO Mark Dentinger, effective September 3.

"John has been a key contributor at KLA-Tencor for many years. During his tenure with the company he has seen us through the implementation of numerous strategic initiatives, multiple acquisitions, the addition of new global facilities, the launch of industry-leading products and much more," said Rick Wallace. "We thank John for his years of service and leadership, which have greatly contributed to the company's success."

About KLA-Tencor: KLA-Tencor Corporation is the world's leading supplier of process control and yield management solutions for the semiconductor and related microelectronics industries. Headquartered in Milpitas, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available at http://www.kla-tencor.com (KLAC-C).

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